Exhibit 2.4

BANCO NACIONAL DE MÉXICO, S.A.,

A MEMBER OF THE BANAMEX FINANCIAL GROUP

NON-REDEEMABLE ORDINARY PARTICIPATION CERTIFICATE

“CEMEX.CPO”

TITLE NUMBER […]

ISSUE DATE: […………………]	REPRESENTING […………………………]
Non-Redeemable Ordinary Participation Certificates

TOTAL NUMBER OF CERTIFICATES ISSUED

[……………]	[…………………………………………………………………] NON-REDEEMABLE ORDINARY PARTICIPATION CERTIFICATES

VALUE OF THIS CERTIFICATE

$[……….]	[………………………………………………………………. PESOS […]/100 M.N.]

NOMINAL VALUE OF THE CERTIFICATES

$[……….]	[………………………………………………………………. PESOS […]/100 M.N.] per Certificate.

This security is being issued to be deposited in S.D. INDEVAL INSTITUCIÓN PARA EL DEPÓSITO DE VALORES, S.A. DE C.V., pursuant to and in accordance with the terms of article 282 of the Ley del Mercado de Valores, and represents [……………] [……………………………………………………….] Non-Redeemable Ordinary Participation Certificates “CEMEX.CPO” with a nominal value of $[…….] [………………PESOS […]/100 N.M.] each.

This security is being issued pursuant to the Trust Agreement number 111033-9 entered into by Banco Nacional de México, S.A., a member of the Banamex Financial Group, Trust Division, and CEMEX, Publicly Traded Stock Corporation with Variable Capital, dated as of September 6, 1999; pursuant to which the issuance of Ordinary Participation Certificates is authorized, with due authorization by the Comisión Nacional Bancaria y de Valores.

These Certificates are being issued in the proportion of one Ordinary Participation Certificate per three (3) ordinary common shares representative of the capital stock of CEMEX, Publicly Traded Stock Corporation with Variable Capital, two (2) of which shall be Series “A” Shares and one (1) of which, shall be Series “B” Shares, which are held and form part of the Trust Agreement.

Holders Rights: The Certificates grant to its holders the right to a proportional share of the earnings which shall always be equal to the net dividend to be paid over the shares held in the Trust, and a proportional share of the net earnings of the sale of such shares at the moment of the Trust’s termination as described herein below.

Terms of the Trust: The term of the Trust shall be thirty (30) years from September 6, 1999, its date of its execution. During the effectiveness of the Trust and the trust to be established pursuant to the terms set forth herein, the Trust’s Assets shall remain affected by its original purposes; both Trusts are irrevocable. Simultaneously to the date of termination of the Trust and with the participation of the Common Representative of the Ordinary Participation Certificate Holders, an Irrevocable Trust shall be established with a financial institution duly authorized in accordance with applicable legislation and subject to the terms and conditions that in due course shall be determined by the technical committee, the Trustee shall deliver to the Irrevocable Trust the shares that will form the assets of said trust, in the understanding that the new Trust to be incorporated, shall contemplate the purposes, term, rights and obligations that as of such dates are provided for in the original Trust. Accordingly, the Trustee of the new trust shall proceed in accordance with the instructions of its Technical Committee to replace the outstanding Ordinary Participation Certificates for the new Ordinary Participation Certificates to be issued by the institution acting as Trustee in the new Trust to be incorporated.

Termination of the Trust: The Trust may be terminated pursuant to any of the causes provided in Article 392 (three hundred ninety two) of the Ley General de Títulos y Operaciones de Crédito and that it is in accordance with the terms set forth in the Trust, in such case the Trustee, together with the Common Representative of the Ordinary Participation Certificates, shall proceed in accordance with the terms set forth in Clause Fifth, J) and Eleventh of the Trust. The termination of the Trust is subject, in all cases, to Article 228t (two hundred twenty eight letter t) of the Ley General de Títulos y Operaciones de Crédito which literally states as follows: ARTICLE 228t: “The trust pursuant to which an issuance is made, shall not be terminated as long as there are outstanding balances due to credits against the assets of the Trust, from certificates or from participation of investments or returns.”

At the termination of the Trust the Trustee shall proceed as follows: (1) In respect of the beneficiaries of Mexican nationality, as defined in the Trust, the Trustee shall remove from circulation and cancel the Ordinary Participation Certificates, transferring in favor of such beneficiaries the proportionate share of the Trust assets attributable to them on a pro rata basis; (2) in respect of the beneficiaries of foreign nationality and the beneficiaries of legal entities of Mexican nationality in whose capital stocks governments, persons or entities of foreign nationality can and do directly or indirectly participate, the Trustee shall remove from circulation and cancel the Ordinary Participation Certificates, (i) transferring in favor of such beneficiaries only the Series “B” shares (those with free circulation) that conform the assets of the Trust in proportion to the number of the Ordinary Participation Certificates held by them and (ii) in respect to the Series “A” Shares (those limited to Mexicans) which conform the assets of the Trust and proportionally to the number of the Ordinary Participation Certificates held by them, the Trustee shall deposit such shares in the Trust No. 771-7 referred to as “Neutral Investment Master Trust,” entered by Nacional Financiera, S.N.C. as Trustee, pursuant to the then given authorizations by the competent authorities, and it shall proceed to exchange the Ordinary Participation Certificates to be issued pursuant to such trust to the respective beneficiaries, through S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., pursuant to the terms of Clause Eleventh of the Trust; (3) The foregoing Sections (1) and (2) shall not be applicable to those cases in which such transfers involve the acquisition by a person (physical or legal entity) or a group of persons (physical or legal entities) related among themselves or jointly organized, of more than 2% (two percent) or more of the voting shares issued by CEMEX, S.A.B. de C.V., for purposes of the above, it shall be considered the already owned share participation of each group or group of persons, in which case, the Trustee shall be subject to the provisions of Article 7 (seven) and 10 (ten) of CEMEX, S.A.B. de C.V.’s bylaws.

This issuance was duly authorized by the Comisión Nacional Bancaria y de Valores, pursuant to Article 228-O of the Ley General de Títulos y Operaciones de Crédito.

THIS ISSUANCE’S AGGREGATE VALUE AND THE NOMINAL VALUE OF THE CERTIFICATES ARE HEREBY ESTABLISHED EXCUSIVELY FOR PURPOSES OF ARTICLES 228-L and 228-N OF THE LEY GENERAL DE TITULOS Y OPERACIONES DE CREDITO. THE ISSUER IS NOT OBLIGATED TO PAY TO THE HOLDERS THE NOMINAL VALUE OF THE CERTIFICATES, PURSUANT TO ARTICLE 228-K OF THE LEY GENERAL DE TITULOS Y OPERACIONES DE CREDITO.

The original issuance was made by the unilateral declaration of Banco Nacional de México, S.A., Trust Division, by the Indenture dated September 7, 1999 duly formalized in Public Deed number 26,322 given and witnessed by Attorney-at-Law Erick S. Pulliam Aburto, Public Notary No. 196 of the Mexican Federal District, of which a testimony was registered in the Public Registry of Commerce of Mexico City, Mexico, D.F. under mercantile number 65126 on September 9, 1999.

The Certificate holders’ rights are set forth in the Trust, upon which the issuance took place, the Indenture and in the present Certificate.

The present Certificate was issued on September 7, 1999 and the last exchange was on […………………], pursuant to the resolutions adopted at the Ordinary General Shareholders Meeting of CEMEX, S.A.B. de C.V. held on […………………], for its deposit in S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., pursuant to the terms of Articles 280, 283, 282 and those applicable of the Ley del Mercado de Valores and such Certificate will not be withdrawn from such institution. The holders of the Certificates shall demonstrate title of such Certificates and legitimize themselves with the corresponding records delivered pursuant to Article 290 of such Ley del Mercado de Valores.

[.…Date….]

TRUSTEE	COMMON REPRESENTATIVE OF CERTIFICATE HOLDERS
Banco Nacional de México, S.A., Institución de Banca Múltiple, Grupo Financiero Banamex Accival, División Fiduciaria	Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte, División Fiduciaria